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                                                                    EXHIBIT 99.1

       FIRST BUSEY CORPORATION TO ACQUIRE FIRST CAPITAL BANKSHARES, INC.



January 6, 2004: The Boards of Directors of First Busey Corporation (Nasdaq:
BUSE) and First Capital Bankshares, Inc. announce that on January 5, 2004, they entered into an agreement providing for the acquisition of First Capital by First Busey. First Busey has agreed to purchase all of the issued and outstanding stock of First Capital for aggregate cash consideration of approximately $42 million or $5,750 per share. The agreement is subject to approval by the shareholders of First Capital and the receipt of the required regulatory approvals. The acquisition is expected to close on or before June 30, 2004.

Douglas C. Mills, Chairman of the Board of First Busey stated that, "The proposed acquisition of First Capital will provide First Busey access to new and exciting financial markets in the Peoria, Illinois area. First Capital has a strong management team and has grown to over $219 million in total assets since its inception on April 17, 1996. This transaction will enhance the franchise of First Busey in central Illinois and will build shareholder value by leveraging First Busey's strong capital base and enhancing future earnings potential." First Busey's management expects this acquisition to be breakeven in 2004 and accretive to diluted earnings in 2005.

Daniel P. Daly, President of First Capital Bank, reported that, "First Capital is delighted with the plans to join the Busey Organization. We have developed an outstanding team of banking professionals committed to providing excellent financial products and services to customers in the Peoria area. By being part of the Busey team, our customers can expect us to maintain and build on our commitment to professionalism and high quality service. We will also add attractive financial services to meet the growing needs and demands of our customers and the many prospective customers in the Peoria market."

Howe Barnes Investments, Inc., Chicago, Illinois, and the Chicago office of Keefe, Bruyette & Woods, Inc. assisted First Busey with this transaction. Empire Valuation Consultants, Inc., Rochester, New York provided a fairness opinion for First Capital Bankshares, Inc.

First Busey Corporation is a financial holding company headquartered in Urbana, Illinois. First Busey Corporation has two wholly-owned banking subsidiaries with locations in three states. Busey Bank is headquartered in Urbana, Illinois and has eighteen banking centers serving Champaign, McLean and Ford Counties in Illinois. Busey Bank also has a banking center in Indianapolis, Indiana and a loan production office in Ft. Myers, Florida. Total assets of Busey Bank were $1.4 billion as of September 30, 2003. Busey Bank Florida is a federal thrift charter headquartered in Ft. Myers, Florida with two banking centers located in Cape Coral, Florida. Total assets of Busey Bank Florida were $108 million as of September 30, 2003. Busey provides electronic delivery of financial services through Busey e-bank, www.busey.com

Busey Investment Group is a wholly owned subsidiary of First Busey Corporation and owns three subsidiaries. First Busey Trust & Investment Co. specializes in asset management and trust


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services with approximately $1.2 billion in assets under care. First Busey
Securities, Inc. (member NASD/SIPC) is a full-service broker/dealer subsidiary with more than $600 million in assets under care. Busey Insurance Services, Inc. provides personal insurance products and specializes in long-term healthcare insurance.



FOR IMMEDIATE RELEASE
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For further information, please contact:

Barbara J. Kuhl, President
First Busey Corporation
201 W. Main Street
Urbana, Illinois 61801
217-365-4513
bkuhl@busey.com


Daniel P. Daly, President
First Capital Bankshares, Inc.
6699 N. Sheridan Road
Peoria, IL 61614
309-683-2310
dandaly@firstcapitalbank.com